DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

                                 HIGHMARK FUNDS

                                 CLASS C SHARES

     This Plan (the "Plan") constitutes the Distribution and Shareholder Services Plan of HighMark Funds, a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act"). The Plan relates solely to the Class C units of beneficial interest ("Class C Shares") of the portfolios of the Trust, as now in existence or hereinafter created from time to time (each a "Portfolio").

     WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its future investors; and

     WHEREAS, the Board of Trustees, mindful of the requirements imposed by Rule 12b-1 under the 1940 Act, as determined to effect the Plan for the provision of distribution assistance with respect to the Class C Shares of each Portfolio and for the provision of shareholder services with respect to the holders of the Class C Shares of each Portfolio.

     NOW, THEREFORE, the Trust and SEI Investments Distribution Co. hereby agree as follows:

     SECTION 1. A Portfolio designated as an "Equity Fund" in the Trust's registration statement (an "Equity Portfolio") is authorized to pay out of the assets attributable to its Class C Shares a distribution and shareholder services fee to the principal underwriter of the Class C Shares (the "Distributor") at an annual rate equal to 1.00% of the average daily net assets of the Portfolio's Class C Shares (the "Equity Fund Distribution and Service Fee"). A Portfolio designated as a "Fixed Income Fund" in the Trust's registration statement (a "Fixed Income Portfolio") is authorized pay out of the assets attributable to its Class C Shares a distribution and shareholder services fee to the principal underwriter of the Class C Shares (the "Distributor") at an annual rate equal to 0.75% of the average daily net assets of the Portfolio's Class C Shares (the "Fixed Income Fund Distribution and Service Fee"). A Portfolio designated as a "Money Market Fund" in the Trust's registration statement (an "Money Market Portfolio") is authorized to pay out of the assets attributable to its Class C Shares a distribution and shareholder services fee to the principal underwriter of the Class C Shares (the "Distributor") at an annual rate equal to .75% of the average daily net assets of the Portfolio's Class C Shares (the "Money Market Fund Distribution and Service Fee"). The "Fixed Income Fund Distribution and Service Fee" "Equity Fund Distribution and Service Fee" and "Money Market Fund Distribution and Service Fee" are collectively the "Distribution and Service Fee"). The Distributor may apply the Distribution and Service Fee toward the following: (i) compensation for its services in connection with distribution assistance with respect to the Portfolio's Class C Shares; (ii) payments to financial institutions and intermediaries (such as savings and loan associations, insurance companies and investment counselors but not including banks), broker-dealers and the Distributor's affiliates or subsidiaries as compensation for services or reimbursement of expenses


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incurred  in  connection  with  distribution  assistance  with  respect  to  the
Portfolio's Class C Shares; or (iii) payments to banks, other financial institutions and intermediaries, broker-dealers and the Distributor's affiliates or subsidiaries as compensation for services or reimbursements of expenses incurred in connection with shareholder services with respect to the Portfolio's Class C Shares. The maximum amount of the Equity Fund Distribution and Service Fee that may be payable by an Equity Portfolio for the aforementioned services and expenses other than services and/or reimbursement of expenses incurred in connection with shareholder services in 0.75% of the average daily net assets of such Portfolio's Class C Shares. The maximum amount of the Fixed Income Fund Distribution and Service Fee that may be payable by a Fixed Income Portfolio for
the   aforementioned   services  and  expenses   other  than   services   and/or
reimbursement of expenses incurred in connection with shareholder services is 0.50% of the average daily net assets of such Portfolio's Class C Shares. The maximum amount of the Money Market Fund Distribution and Service Fee that may be payable by a Money Market Portfolio for the aforementioned services and expenses other than services and/or reimbursement of expenses incurred in connection with shareholder services is .50% of the average daily net assets of such Portfolio's Class C Shares. The remaining portion of a Distribution and Service Fee is payable by a Portfolio's Class C Shares only as compensation for services and/or reimbursement of expenses incurred in connection with shareholder services with respect to such Portfolio's Class C Shares.

     SECTION 2. The Distribution and Service Fee shall be accrued daily and payable monthly, and shall be paid by each Portfolio to the Distributor irrespective of whether such fee exceeds the amounts paid (or payable) by the Distributor pursuant to Section 1.

     SECTION 3. This Plan shall not take effect with respect to any Portfolio until it has been approved by a vote of at least a majority of the Portfolio's shares.

     SECTION 4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on the plan or such agreement.

     SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

     SECTION 6. Any person authorized to direct the disposition of monies paid or payable by a Portfolio pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 7. This Plan may be terminated with respect for a Portfolio at any time by the vote of a majority of the Independent Trustees or by vote of a majority of the Portfolio's outstanding Shares.


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     SECTION 8.  All agreements with any person  relating to  implementation  of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the Shares of such Portfolio subject to the agreement, on not more than 60 days' written notice; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 9. This Plan may not be amended to increase materially the amount of the Distribution and Service Fee with respect to a Portfolio without approval in the manner provided in Sections 4 and 5 hereof, and all material amendments to the Plan with respect to a Portfolio shall be approved in the manner provided for approval of the Plan in Section 5.

     SECTION 10. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Adopted: SEPTEMBER 17, 1999
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Amended: SEPTEMBER 17, 2003
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AMENDED: MARCH 23, 2006
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